Filed Pursuant To Rule 433

Registration No. 333-209926

September 8, 2016

WHAT TO CONSIDER WHEN IMPLEMENTS GOLD IN A PORTFOLIO Turbulent market conditions, like the one we’ve seen in 2016, present investors with an opportunity to evaluate the merits of a small, strategic allocation to gold in a portfolio. In this post, I want to revisit the strategic case for investing in gold and address how investors can consider implementing the precious metal in a portfolio… READ MORE State Street global markets, LLC serves as the marketing agent for GLD. IMPORTANT RISK INFORMATION State Street Global Advisors SPDR GLD

IMPORTANT RISK INFORMATION
Investing in GLD® allows investors to take advantage of gold’s historical low correlation to stock and bonds. Diversification does not ensure profit or guarantee against loss.
There can be no assurance that a liquid market will be maintained for ETF shares.
Investing in commodities entails significant risk and is not appropriate for all investors.
Important Information Relating to SPDR Gold Trust (“GLD”):
The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www. sec.gov or by visiting www.spdrgoldshares.com. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling 1-866-320-4053.
Not FDIC Insured * No Bank Guarantee * May Lose Value
IBG-21034
State Street Global Advisors
SPDR
State Street global markets, LLC serves as the marketing agent for GLD.
GLD
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SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.